Exhibit 99.1

Corbus Pharmaceuticals Presents New CRB-913 Pre-Clinical Data At Obesity Week 2024

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CRB-913 brain levels are 15-fold lower than monlunabant in lean mice
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Dose-response demonstrated for a range of 5 to 80 mg/kg/day achieving up to 38% weight loss in DIO mice
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Semaglutide treatment followed by its replacement with CRB-913 demonstrated continued weight loss in DIO mice
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Switching from semaglutide to CRB-913 led to a doubling of fat loss in DIO mice

Norwood, MA, November 4, 2024 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), an oncology and obesity company with a diversified portfolio, presents new pre-clinical data at Obesity Week 2024 further characterizing CRB-913, its highly peripherally restricted CB1 inverse agonist. The data are being presented as a Poster Presentation titled: “Induction and Maintenance Regimens with CB1 Inverse Agonist CRB-913 and Semaglutide in DIO Mice”.

Key findings:

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CRB-913 brain levels (both Cmax and AUC) were 15-fold lower than monlunabant at the same dose in mice.
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Plasma-to-brain ratio for CRB-913 was 10 times higher than monlunabant and 50 times higher than rimonabant at the same dose.
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CRB-913 demonstrated a wide dose response weight loss curve in DIO mice ranging from 5 mg/kg/day to 80 mg/kg/day with no plateauing effect and reaching a weight loss of 31% by day 19. Extending the dosing at 80 mg/kg/day to 28 days resulted in an additional weight loss reaching 38%.
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Allometrically, this dose range corresponds to human-equivalent doses of 30 mg/day to 450 mg/day.
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A first-of-its-kind experimental protocol in DIO mice demonstrated that weight loss induced by an incretin analog (semaglutide) can be maintained post withdrawal by replacing it with a CB1 inverse agonist (CRB-913) whereas replacement of semaglutide with vehicle led to a rapid and complete regain of weight.
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DEXA-scanning data revealed that switching from semaglutide to CRB-913 in DIO mice led to additional weight loss that was driven by a doubling in fat percentage reduction compared to the corresponding semaglutide maintenance cohort. This indicates a peripheral effect on fat metabolism not present with semaglutide.

“This work adds noteworthy new data to the pre-clinical characterization of CRB-913 and provides important context in comparison to monlunabant” said Yuval Cohen, PhD, CEO of Corbus. “It provides further evidence in support of CRB-913 as a markedly more peripherally restricted CB1 inverse agonist than monlunabant and suggests potential clinical use both as a monotherapy as well as a maintenance therapy post incretin analog induction treatment. This is in addition to our previously published work Morningstar et al, Obesity Aug 2023 showing that CRB-913 provides additive weight loss when combined with incretin analogs in DIO mice. The totality of this body of work provides insight into potentially three separate clinical usages: monotherapy, combination therapy and an induction/maintenance therapy.”

CRB-913 is on schedule to begin a Phase 1 clinical study in Q1 of 2025.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is an oncology and obesity company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody which blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 receptor inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

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INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com